CERTIFICATE OF  AMENDMENT
                                   OF
                       CERTIFICATE OF INCORPORATION

FIRST: That at a meeting of the Board of Directors of SLOAN ELECTRONICS, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said for considerations thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:
"The name of the corporation is SALIENT CYBERTECH, INC."
And, by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:
"The total number of shares of stock which the corporation shall have authority to issue is eighty million and twenty (80,000,020), of which eighty million (80,000,000) shall be Common shares, the par value of each such share shall be $.001; and of which twenty (20) shall be Preferred shares, each of such shares shall be without par value. Each share of Preferred Stock shall be convertible to one million five hundred thousand share of Common Stock at the will of the holder of the Preferred Stock."

SECOND: That thereafter, pursuant to resolution of Its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said SLOAN ELECTRONICS, INC. has caused this certificate to be signed by:
Paul Sloan, its President
and Larry Provost, its Secretary,
this 25 th  day of May, A.D.1999
   /s/ Paul Sloan
  /s/ Larry Provost

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 05/28/1999
991216694 - 2648725

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